EXHIBIT 5.1

Sharon D. Mitchell, Attorney at Law

SD Mitchell & Associates, PLC

57492 Onaga Trail ∙ Yucca Valley, California 92284

829 Harcourt Rd. ∙ Grosse Pointe Park, Michigan 48230

(248) 515-6035 (Phone) (248) 751-6030 (Facsimile) sharondmac2013@gmail.com

*Admitted in Michigan

7 November 2024

Mr. Massimo Meneghello

President/Chief Executive Officer

All Things Mobile Analytic Inc.

Wells Fargo Plaza

333 South East 2nd Avenue, Suite 2000

Miami, Florida 33131

Re:  Form S-1 Registration Statement

Dear Mr. Meneghello:

You have requested that I furnish you my legal opinion with respect to the legality of the following described securities of All Things Mobile Analytic Inc. (the “Company”) covered by a Form S-1 Registration Statement (“Registration Statement”), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1.	30,000,000 shares of All Things Mobile Analytic Inc. Common Stock, $0.001 par value (“Shares”) offered for sale by the Company; and
2.	12,400,000 shares of All Things Mobile Analytic Inc. Common Stock, $0.001 par value (“Shares”) offered for resale by Shareholders

In connection with this opinion, I have examined the corporate records of the Company, including the Company’s Certificate of Incorporation, Bylaws, and the Registration Statement and Prospectus, as well as such other documents and records as I deemed relevant in order to render this opinion.  In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based on the forgoing, and in reliance thereon, and subject to the qualification and limitations set forth below, I am of the opinion that the Company is duly organized in the State of Nevada, validly existing and in good standing as a corporation under the laws of the State of Nevada.

It is my opinion that all of the 30,000,000 shares of the Common Stock offered for sale by the Company, and described in the S-1 Registration Statement, will be, when sold, duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Nevada.  It is my further opinion that all of the 12,400,000 shares of the Common Stock offered for resale by the selling Shareholders, and described in the S-1 Registration Statement, have been duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Nevada.

Mr. Massimo Meneghello

President/Chief Executive Officer

All Things Mobile Analytic Inc.

7 November 2024

Nothing herein shall be deemed to relate to or to constitute an opinion concerning any matters not specifically set forth above.  The foregoing opinions relate only to the matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and I do not purport to express any opinion on the laws of any other jurisdiction.

I do hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding the use of my name under the heading “Interests of Named Experts and Counsel” in the Prospectus constituting a part of the Registration Statement.

With best regards,

Sharon D. Mitchell